Exhibit T3A.9

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:34 PM 05/11/2015
FILED 05:05 PM 05/11/2015
SRV 150651146 — 5745063 FILE

CERTIFICATE OF FORMATION

OF

TM1, LLC

Under Section 18-201 of the

Delaware Limited Liability Company Act

1. The name of the limited liability company is TM1, LLC (the “Company”).

2. The address of the registered office of the Company in the State of Delaware and the name and address of the registered agent of the Company required to be maintained at such address are as follows:

REGISTERED AGENT	REGISTERED OFFICE

Corporation Service Company	2711 Centerville Road, Suite 400
2711 Centerville Road, Suite 400	Wilmington, Delaware 19808
Wilmington, Delaware 19808

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 11th day of May, 2015.

/s/ Courtney L. Scanlon
Name:	Courtney L. Scanlon
Title:	Organizer